EXHIBIT 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FOURTH-QUARTER AND FULL-YEAR PROFIT

MONROE, MI.   June 14, 2010—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal fourth quarter and full year ended April 24, 2010.

Fiscal 2010 fourth-quarter highlights:

•
Net income attributable to La-Z-Boy Incorporated was $0.26 per share, including a $0.01 per share restructuring charge and income of $0.04 related to a reversal of valuation reserves on deferred taxes;

•	Consolidated sales increased 9.2%, led by a double-digit increase in the company’s upholstery group;
•	The upholstery segment posted an 11.9% operating margin;
•	The retail segment’s performance continued to improve, with the operating loss reduced by 36%, or $2.6 million; and
•	The company generated $31 million in cash from operating activities.

Fiscal 2010 full-year highlights:

•
Net income attributable to La-Z-Boy Incorporated was $0.62 per share, including a $0.04 per share restructuring charge, income of $0.04 related to a reversal of valuation reserves on deferred taxes, and income of $0.05 per share in anti-dumping duties received on wood bedroom furniture imported from China;

•	Consolidated sales decreased by 3.9% compared with fiscal 2009;
•	The upholstery segment posted a 10.7% operating margin;
•	The retail segment’s performance improved, with the operating loss reduced by 43%, or $15 million from last year’s level;
•	The company generated $89.7 million in cash from operating activities; and
•	The company increased its cash position to $108.4 million and reduced its total debt by $12.9 million to $48.0 million at year end.

Net sales for the fourth quarter were $310.7 million, up 9.2% compared with the prior year’s fourth quarter.  The company reported income attributable to La-Z-Boy Incorporated of $13.7 million, or $0.26 per share, compared with $5.2 million, or $0.10 per share, in the fourth quarter of fiscal 2009.  The fiscal 2010 fourth-quarter results include a $0.01 per share restructuring charge, primarily related to costs associated with the consolidation of the company’s casegoods facilities, and income of $0.04 related to a reversal of valuation reserves on deferred taxes.  The company’s 2009 fourth-quarter results include a $0.01 per share impairment of long-lived assets related to the company’s retail operation, a $0.01 restructuring charge, primarily related to store closures within the company’s retail segment and a $0.05 tax benefit.

For the full fiscal 2010 year, La-Z-Boy Incorporated reported sales of $1.2 billion, down 3.9% from the prior-year period.  The company reported income attributable to La-Z-Boy Incorporated of $32.5 million, or $0.62 per share, versus a loss of $122.7 million, or a loss of $2.39 per share.  The 2010 full-year results include a $0.04 per-share restructuring charge related to the consolidation of the company’s casegoods facility as well as costs associated with the previously announced store closures in the company’s retail segment, income of $0.04 per share related to a reversal of valuation reserves on deferred taxes and income of $0.05 per share in anti-dumping duties received on wood bedroom furniture imported from China.

The 2009 full-year results were impacted negatively by charges totaling $1.08 per share for asset impairments and restructuring net of $0.16 per share in income related to anti-dumping monies received on bedroom furniture imported from China. The company’s fiscal 2009 full-year results also include a non-cash $0.74 per-share charge recognized in the second quarter for a valuation allowance against the company’s deferred tax assets.

Kurt L. Darrow, President and Chief Executive Officer of La-Z-Boy, said, “Our results for the quarter and full year reflect the success of the many strategic initiatives implemented over the course of the last several years combined with a focus to ensure our cost structure is in line with order flow.  Our manufacturing operations are governed by lean principles, we are focused on building the La-Z-Boy brand, the core growth engine of the company, and are working to strengthen the performance of our retail segment.  Additionally, we have managed our balance sheet aggressively, by reducing our total debt to $48 million while increasing our cash position to $108.4 million, to ensure we have the greatest financial flexibility.  While challenges still remain, we believe that today La-Z-Boy Incorporated is well positioned to not only compete in this environment, but to grow profitably.”

Wholesale Segments

For the fiscal 2010 fourth quarter, sales in the company’s upholstery segment increased 12.2% to $241.1 million compared with $215.0 million in the prior year’s fourth quarter.   The segment’s operating margin increased to 11.9% for the quarter and, for the year, on relatively flat volume, the operating margin was 10.7%.  Sales in the casegoods segment for the fourth quarter decreased 4.5% to $37.5 million and the segment’s operating margin was (0.6%).  For the year, the casegoods operation posted a small operating loss, with a margin of (0.2%), on a 17.6% sales decline.

Darrow stated, “The performance in our upholstery segment was largely fueled by the cellular production process that we implemented throughout our La-Z-Boy branded facilities.  Although a capital-intensive and lengthy undertaking over a three-year period, it has enhanced the efficiencies of our operations, even in the lower volume environment in which we are operating.   In addition to the lower cost structure associated with the cellular production process, our throughput and quality are better, enabling us to deliver custom furniture to the consumer more quickly, a key differentiator for our company in the marketplace.  Further, we have substantially completed the transition of our cutting-and-sewing operations to our Mexico Cut-and-Sew facility and we will realize significant cost savings from this initiative throughout fiscal 2011, particularly in the second half of the year as the rate of savings accelerates.  We have also implemented lean practices throughout our other two upholstery companies and both contributed positively to our results.”

Darrow continued, “Although our casegoods segment continues to be challenged in this macroeconomic environment, with consumers postponing larger ticket purchases of dining room and bedroom groups, the structural changes implemented throughout the segment enabled us to operate at a near breakeven point for both the quarter and year on lower volume.  During the year, we consolidated our two remaining casegoods manufacturing operations into one and, during the fourth quarter, we vacated a leased warehouse facility, moving the operation to a company-owned building.  The result of these consolidations is an anticipated annual cost savings of approximately $5 million, a portion of which we realized in fiscal 2010.  Also, during the fourth quarter, we consolidated our American Drew/Lea operation with Hammary and believe the newly combined organization will not only allow us to offer our customers a one-stop solution for bedroom, dining room, youth, home office and occasional, but will strengthen our sales, marketing and merchandising groups under one umbrella.  Our team is continuing to find ways to strengthen our product offering while ensuring we provide excellent service to our customers.”

System-wide, for the fiscal 2010 fourth quarter (February 2010 through April 2010), including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were up 2.5% compared with the fiscal 2009 fourth quarter.  Total written sales, which include new and closed stores, were down 1.5%.

Retail Segment

For the fourth quarter, retail sales were $39.2 million, up 2.1% compared with the prior-year period.  The retail group posted an operating loss for the quarter, and its operating margin was (12.0%), an improvement from last year’s fourth quarter margin of (19.1%).  For the year, sales in the retail segment declined 4.5%.  Darrow stated, “Our retail team continues to make progress in improving the performance of the segment.  For the quarter, we stemmed the loss from the comparable prior-year period by $2.6 million, or 36%.  For the full year, we decreased our loss by $15 million, or 43%.  Our marketing platform continues to drive traffic to our store base.  We have lowered our cost structure, increased our margins, increased the average ticket and improved our profitability.  These metrics bode well for ongoing improvement and the segment’s potential to contribute to the overall results of the La-Z-Boy Incorporated, particularly when evaluating the blended margin between the wholesale and retail components.”

Balance Sheet

During the fiscal 2010 fourth quarter, La-Z-Boy generated $31 million in cash from operating activities and, for the year, generated $90 million.  La-Z-Boy’s debt-to-capitalization ratio was 12.2%, down from 16.6% a year ago.  During the quarter, the company continued to strengthen its balance sheet and closed the year with $108.4 million in cash, up from $17.4 million at the end of fiscal 2009.  Darrow stated, “Financial flexibility remains of paramount importance to our company and we worked diligently during the year to ensure the strength of our balance sheet, through a low debt structure and strong cash position.  We also have $90.6 million of availability under our revolving line of credit.”

Business Outlook

Darrow stated, “While our results and other public data points indicate the beginning of improved industry conditions, we remain cautious going into fiscal 2011.  Sales growth and cost-savings initiatives will need to be balanced against various macroeconomic factors, including relatively low consumer confidence levels, ongoing high unemployment and volatility within the housing market, as well as headwinds relating to raw material price increases versus last year.  Against this backdrop, we will continue to manage our business aggressively. We believe our company is well positioned to compete in this environment and we are focused on improving our operations across all business segments.”

Darrow continued, “As it relates to the first quarter, we are experiencing a significant delta in raw materials costs when compared with the year-ago period, and we expect cost savings initiatives, including efficiences from the Mexico Cut and Sew Center, to accelerate as we move through the year as volumes increase and projects are completed.  Additionally, as a result of normal seasonality factors, our first quarter, which ends in July, is typically the weakest in terms of sales and profits as the furniture industry, in general, experiences weaker demand throughout the summer.  Accordingly, our plants shut down for one week for vacation, yielding 12 weeks of shipping versus the normal 13 weeks.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Tuesday, June 15, 2010, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: (a) changes in consumer confidence and demographics; (b) continued economic recession; (c) changes in the real estate and credit markets and the potential impacts on our customers and suppliers; (d) the impact of political unrest internationally, terrorism or war; (e) continued energy and other commodity price changes; (f) the impact of logistics on imports; (g) the impact of interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions including changes in operating conditions, product recalls or costs; (i) effects of restructuring actions; (j) changes in the domestic or international regulatory environment; (k) the impact of adopting new accounting principles; (l) the impact from severe weather or other natural events such as hurricanes, earthquakes and tornadoes; (m) the ability to procure fabric rolls and leather hides or cut and sewn fabric and leather sets domestically or abroad; (n) fluctuations in our stock price; (o) impact of IT system failures; and (p) those matters discussed in Item 1A of our fiscal 2010 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://www.la-z-boy.com/About/Investor-Relations/Sec-Filings/.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://www.la-z-boy.com/About/Investor-Relations/Email-Alerts/

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The operating units in the Casegoods Group consist of two groups, one including American Drew, Lea and Hammary, and the second being Kincaid.

The corporation’s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 306 stand-alone La-Z-Boy Furniture Galleries® stores and 510 independent Comfort Studios®, in addition to in-store gallery programs for the company’s Kincaid, England and Lea operating units. Additional information is available at http://www.la-z-boy.com/.